EXHIBIT 99.1

9420 SANTA ANITA AVENUE RANCHO CUCAMONGA, CA 91730-6117 (909) 987-0550 Corp. Office: (800) 538-3091 Fax: (909) 987-0490 http://www.pacertechnology.com

[LOGO OF PACER TECHNOLOGY]

Contact: Rick Kay, Chairman & CEO

909-987-0550

PACER TECHNOLOGY ANNOUNCES

FINANCIAL RESULTS FOR

THE THREE MONTHS AND FISCAL YEAR ENDED JUNE 30, 2003

RANCHO CUCAMONGA, CALIFORNIA, August 26, 2003 — Pacer Technology (NASDAQ SC: PTCH), a manufacturer of advanced technology adhesives, sealants and related consumer products, announced today its financial results for the quarter and fiscal year ended June 30, 2003.

In the fourth quarter ended June 30, 2003 we incurred a net loss of $172,000, or ($0.06) per share (fully diluted) as compared to net income of $56,000, or $0.02 per share (fully diluted), for the same quarter of the prior year.

For the fiscal year ended June 30, 2003, we generated net income of $849,000 or $0.28 per share (fully diluted), compared to net income of $1,243,000 or $0.40 per share (fully diluted) for the fiscal year ended June 30, 2002. However, fiscal 2002 operating results included a pre-tax gain of $1,211,000 on the sale of the Cook Bates product line and restructuring charges of $516,000. Pro forma net income for fiscal 2002, which presents net income on a non-GAAP basis by excluding that gain and those restructuring charges, and assuming an applicable income tax rate of 40%, which was the effective consolidated income tax rate for fiscal 2002, was $826,000 or $0.27 per share (fully diluted). A reconciliation of fiscal 2002 pro forma non-GAAP net income and net income per share and GAAP based fiscal 2002 net income and net income per share is included in the financial statements that accompany this press release.

Net sales for the fourth quarter of fiscal 2003 were $5,529,000, down from $7,008,000 in the same quarter of the prior year, primarily as a result of a decline of $1,316,000, or 19.2%, in adhesives products sales in the fourth quarter of fiscal 2003. Net sales for the fiscal year ended June 30, 2003 were $24,402,000, down from $30,820,000 in the prior fiscal year, as adhesives product sales declined in fiscal 2003 by $876,000 or 3.5%, when compared to adhesive product sales in the same period of the prior year, while fiscal 2002 sales included $5,542,000 of Cook Bates product sales made prior to the disposition of the Cook Bates product line. The declines in adhesive product sales in the fourth quarter and fiscal year ended June 30, 2003 were primarily attributable to a decision by one of our large retail customers to reorganize its buying territories, which required us to perform a product lift and re-stock all of the stores in the newly revised territories that interrupted sales during the fourth quarter.

Gross margin increased to 31.9% in the quarter and fiscal year ended June 30, 2003, from 27.9% and 28.4%, respectively, in the corresponding periods of fiscal 2002, primarily as a result of a number of factors including: improved operating efficiencies that resulted from the sale of our nail care businesses, reductions in raw material costs and a favorable shift in product mix. Selling, general and administrative expenses increased by approximately 23% in the quarter ended June 30, 2003, compared to the same quarter of the prior year, due primarily to transaction related costs of approximately $415,000 incurred in connection with our review of an offer received from Cyan Investments, LLC to purchase all of Pacer’s outstanding shares not owned by Cyan Investments and, to a lesser extent, an increase in reserves for possible losses on outstanding K-Mart receivables. If the Cyan-related transaction costs were eliminated, selling, general and administrative expenses would have decreased approximately 2.1% from the same quarter period last year.

Commenting on these financial results, Rick Kay, Chairman of the Board, Chief Executive Officer and President, stated, “We believe that the decline in fourth quarter fiscal 2003 adhesives product sales, which was the result of a recent decision by a large retail customer to reorganize its buying territories, was an anomaly and we expect adhesives sales to increase to historic levels during fiscal 2004. In addition, our administrative expenses were materially impacted by transaction related costs associated with the receipt and our review of the acquisition proposal from Cyan Investments, including the retention of financial and legal advisors to assist us with that review. In the absence of these items, we continue to improve the operations and financial condition of the Company.”

About Pacer Technology

Pacer Technology (Nasdaq: PTCH) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, for consumer markets on a worldwide basis. Its products include SUPER GLUE, ZAP®, BONDINI®, FUTURE GLUE®, PRO SEAL®, GO SPOT GO®, ANCHOR-TITETM and other well known branded products.

Forward-Looking Statements

Statements contained in this press release that are not historical facts or that discuss our expectations or beliefs regarding our future financial performance constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are estimates of future performance that are based upon current information and that are subject to a number of risks and uncertainties that could cause actual operating results during future periods to differ significantly from those expected at the current time. Those risks and uncertainties are set forth in detail in Pacer’s Annual Report on Form 10-K for its fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission on September 27, 2002. The risks and uncertainties also include, but are not limited to, the following:

Dependence on Major Customers.    Two customers each represented more than 10% of our sales volume during fiscal 2003. Our customers include several large national mass merchandisers and national and regional food and drug store chains, the loss of business from one or more of which could result in unexpected reductions in sales and earnings.

Risks of Foreign Operations.    Our operating results could decline as a result of war, economic disruption or foreign currency fluctuations and changes in the value of the U.S. Dollar in relation to foreign currencies in the countries in Europe, Asia and Latin America where we sell our products and where we obtain some of our raw materials.

Changes in Business Strategy and Operations.    We sold our California Chemical product line in June 2001 and our Cook Bates product line in September 2001 in order to focus and grow our core adhesives business. Although these actions resulted in a significant decline in our net sales in the fiscal year ending June 30, 2003, as compared to the prior year, we believe that the sales of these product lines will enable us to improve our profitability. However, our future profitability could be adversely affected if we are not able to reduce and, thereby, align our future operating costs to match sales levels in future periods or if we are unable to grow and thereby meaningfully increase the revenues of our core adhesives business.

Risks Related to Cyan Acquisition Transaction.    As previously announced, on July 29, 2003 Pacer entered into a merger agreement with Cyan Holding Co., a subsidiary of Cyan Investments, LLC (“Cyan”). That agreement provides for Cyan to acquire, by means of a merger transaction, all of Pacer’s outstanding shares, not owned by Cyan or its affiliates, for $6.95 per share in cash. The administrative costs of reviewing Cyan’s acquisition proposal that resulted in the signing of the merger agreement reduced Pacer’s fourth quarter and fiscal 2003 operating income and net earnings. We anticipate that we will incur additional administrative expenses during the first and second quarters of fiscal 2004 in connection with the consummation of the merger, including the expenses of holding a special shareholders meeting to vote on the merger, which will have the effect of reducing operating results in those quarters. Additionally, consummation of the merger is subject to satisfaction of certain conditions set forth in the merger agreement. If any of those conditions are not satisfied, it is possible that the merger agreement would be terminated. A termination of the merger agreement would cause possibly significant declines in our fiscal 2004 operating results, cash balances and our share prices, which we believe are based on the expectation that the merger will be consummated.

The forward-looking statements in this press release are made only as of this date and Pacer undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or developments or otherwise.

PACER TECHNOLOGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except per share amounts)

	Three Months Ended June 30,
	2003	2002
	(Unaudited)
Net sales:
Adhesives & sealants	$5,529	$6,845
Cook Bates	—	163

Total net sales	5,529	7,008
Cost of sales	3,764	5,056

Gross profit	1,765	1,952
Selling, general and administrative expenses	2,056	1,676
Restructuring charges	—	44
Adjustment to gain on sale of Cook Bates product line	—	41

Operating income (loss)	(290)	191
Other expense, net	1	2

Income (loss) before income taxes	(291)	189
Income tax expense (benefit)	(119)	133

Net income (loss)	$(172)	$56

Basic Earnings (Loss) Per Share	$(0.06)	$0.02

Diluted Earnings (Loss) Per Share	$(0.06)	$0.02

Weighted Average Shares – basic	2,921	2,970

Weighted Average Shares – diluted	2,921	3,070

PACER TECHNOLOGY AND SUBSIDIARIES

GAAP AND PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except per share amounts)

	Fiscal Year Ended June 30
	2003(1)	2002(1)	2002		2002
	GAAP BASED		PRO FORMA
	(Audited)		(Unaudited)
			Adjustments(2)		As Adjusted(2)
Net sales:
Adhesives & sealants	$24,402	$25,279	$—		$25,279
Cook Bates	—	5,541	—		5,541

Total net sales	24,402	30,820	—		30,820
Cost of sales	16,619	22,073	—		22,073

Gross profit	7,783	8,747	—		8,747
Selling, general and administrative expenses	6,407	7,245	—		7,245
Restructuring charges	—	516	(516)		—
Gain on sale of Cook Bates product line	—	(1,211)	1,211		—

Operating income	1,376	2,197	(695)		1,502
Other (income) expense, net	(5)	112	—		112

Income before income taxes	1,381	2,085	(695)		1,390
Income tax expense	532	842	(278	)(3)	564	(3)

Net income	$849	$1,243	$(417)		$826

Basic Earnings Per Share	$0.29	$0.41	$(0.14)		$0.27

Diluted Earnings Per Share	$0.28	$0.40	$(0.13)		$0.27

Weighted Average Shares – basic	2,921	3,022	3,022		3,022

Weighted Average Shares – diluted	3,027	3,092	3,092		3,092

(1)	Determined in accordance with Generally Accepted Accounting Principles (“GAAP”)

(2)	Presented on a non-GAAP basis in order to exclude restructuring charges and the gain on the sale of the Cook Bates product line, which are not necessarily related to our core operations or operating results. Pacer believes that these pro forma non-GAAP measures of operating results, net earnings and earnings per share are appropriate to enhance an understanding of our historical core operating results and our prospects for the future. However, these pro forma measures are not meant to be considered in isolation nor as a substitute for operating results, net earnings and earnings per share prepared in accordance with generally accepted accounting principles.

(3)	Assumes, for non-GAAP presentation purposes, an applicable income tax rate of 40%, which was the effective consolidated income tax rate for the fiscal year ended June 30, 2002.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	June 30, 2003	June 30, 2002
	(Audited)	(Audited)
ASSETS
Current Assets
Cash	$3,272	$1,199
Trade receivables, net	3,770	5,186
Other receivables	447	442
Inventories, net	4,176	3,387
Prepaid expenses	550	709
Deferred income taxes	422	347

Total current assets	12,637	11,270
Equipment and leasehold improvements, net	1,672	1,262
Deferred income taxes	18	238
Intangible assets, net	1,163	1,163

Total Assets	$15,490	$13,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,152	$1,160
Other accrued expenses	1,134	1,020
Current installments of capital lease obligation	101	—
Current installments of long-term debt	80	100

Total current liabilities	2,467	2,280
Long-term capital lease obligation, excluding current installments	489	—
Long-term debt, excluding current installments	42	67

Total liabilities	2,998	2,347
Shareholders’ Equity
Common stock	7,214	7,157
Retained earnings	5,278	4,429

Total shareholders’ equity	12,492	11,586

Total Liabilities and Shareholders’ Equity	$15,490	$13,933